Exhibit 23



                   Independent Auditors' Consent:



The Board of Directors
Harleysville National Corporation:


Re: Registration Statement on Form S-3 (Registration No. 33-57790) Registration Statement on Form S-8 (Registration No. 33-69784)

We consent to the incorporation by reference in the above listed registration statements of Harleysville National Corporation (the Company) of our report dated January 31, 1995 related to the consolidated balance sheets of Harleysville National Corporation and its subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, cash flows, and changes in shareholders' equity for each of the years in the three year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of Harleysville National Corporation. Our report contains an explanatory paragraph which discusses that the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994 and No. 109, "Accounting for Income Taxes" in 1993.

                              /s/ KPMG Peat Marwick LLP

March 27, 1995